Exhibit 10.21

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (“Agreement”) is made and entered into as of the 16th day of January, 2014, by and between RCAP Holdings, LLC (“Parent”), RCS Capital Management, LLC (“RCS CM”) Nicholas Schorsch, William Kahane, Edward M. Weil, Jr., Peter M. Budko and Brian S. Block (the five individuals, collectively, the “Principals”) (the Parent, RCS CM and Principals, collectively, the “RCS Group”),RCS Capital Corporation (“Issuer”) and Luxor Capital Group, LP (together with its affiliates and its subsidiaries, the “Investor”).

RECITALS

A.           The Issuer engages, or may engage, after taking into account the consummation of the Merger Transactions and the other acquisitions listed in on Schedule 1 hereto, either by itself or through persons and/or entities controlled by the Issuer (as the term “control” (and variants thereof) is defined in the Regulations promulgated under the Securities and Exchange Act of 1934, as amended; collectively “Affiliates”), to the extent permitted by law, directly and/or indirectly through licensed entities and/or persons, in the Line of Business. For purposes of this Agreement, “Line of Business” shall mean (i) any business in which the Issuer and its Affiliates currently operates (together with such other business as may be reasonably incidental thereto) and (ii) any business in which the Issuer reasonably expects to engage (including, without limitation, market making of equity or debt securities, trading of municipal bonds and variable annuities and market clearing) after taking into account the consummation of the Merger Transactions during the Executory Non-Compete Period or the Time Limit, as applicable.

B.           The RCS Group acknowledges and agrees that as an inducement to Investor to enter into that certain Commitment Letter, dated the date hereof, from Investor to Issuer (the “Commitment Letter”) and that certain Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among the Investor, Parent, and, solely for purposes set forth therein, the Issuer, the Investor and Issuer have required that the RCS Group enter into this Agreement, and each of the undersigned execute and deliver, and agree to the terms and conditions set forth in this Agreement.

C.           Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Commitment Letter.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, of the direct and indirect benefits to be received by RCS Group in connection with the Commitment Letter and Voting Agreement, and in reliance upon the representations, warranties and recitals set forth in this Agreement, the parties hereto agree as follows:

1.	Restrictive Covenants. RCS Group expressly promises as follows:

RCS Group shall not, directly or indirectly:

(i)	For the duration of the Executory Non-Compete Period, collectively, individually, or through any other person or entity (whether as an officer, director, manager, member, owner, employee, partner, consultant, holder of equity or debt investment, lender, agent, or in any other manner or capacity) organize, establish, own, operate, manage, control, engage in, participate in, invest in, or permit its or his name to be used by any business that is similar to or competitive with the Line of Business.

(ii)	Effective on the Closing Date, and for the duration of the Time Limit, collectively, individually, or through any other person or entity (whether as an officer, director, manager, member, owner, employee, partner, consultant, holder of equity or debt investment, lender, agent, or in any other manner or capacity) organize, establish, own, operate, manage, control, engage in, participate in, invest in, or permit its or his name to be used by any business that is similar to or competitive with the Line of Business.

(iii)	For the duration of the Executory Non-Compete Period and the Time Limit, collectively, individually, or through any other person or entity (a) recruit, solicit the employment of, or induce or encourage the resignation or departure of any member, partner, or employee of the Issuer or any of its subsidiaries, (b) interfere in any way with the relationship between Issuer or any of its subsidiaries and any member, partner, or employee of Issuer or any of its subsidiaries, or (c) hire, participate directly or indirectly in the recruitment or hiring of, or assist any other person or entity to recruit, retain, contract with, or hire any employee of Issuer or any of its subsidiaries.

Notwithstanding the foregoing, none of the Principals will be restricted from (i) involvement in any broker-dealer business owned or operated by American Realty Capital Properties, Inc. and its subsidiaries or any broker-dealer business currently owned or operated by Cole Real Estate Investments, Inc. and its subsidiaries, (ii) being a passive owner of not more than five percent (5%) of the outstanding stock of any class of an entity that is competitive with the Issuer’s business which is publicly traded, so long as each of the undersigned has no active participation or involvement in the business of such entity, (iii) sponsoring or managing any direct investment programs, including, without limitation, non-traded REITs, investment companies, including, without limitation, any investment companies registered under the Investment Company Act of 1940, business development companies, private equity funds and separate accounts, (iv) the private capital management business of American Realty Capital Properties Inc. or its subsidiaries, or Cole Real Estate Investments Inc. and its subsidiaries, in each case with any of its successors or (v) any business currently conducted by AR Capital LLC.

2.          Time Limit. As used in this Agreement, the term (a) “Executory Non-Compete Period” shall mean the period beginning on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the Termination; and (b) “Time Limit” shall mean the period of time commencing on the Closing Date and expiring upon the earlier of (i) the two (2) year anniversary of the date hereof, (ii) the date on which the Investor owns less than $25 million (face amount) of Convertible Preferred Securities in Issuer, and (iii) the date on which any of the following first occur: a Change of Control (as defined below) of Investor, a sale of all or substantially all the assets of Investor, or Christian Leone and Jeff Pierce cease to be employed by Investor or Christian Leone ceases to be in control of the decision making process of Investor.

A “Change of Control” will be deemed to have occurred if any of the following occurs: (a) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” other than the existing holders of management interests or their affiliates becomes the “beneficial owner,” directly or indirectly, of 50% or more of the partnership interests entitled to elect or replace the general partner of the Investor; (b) a majority of the members of the Board of Directors in place on the date hereof of the Investor are removed or resign; or (c) at such time that the general partner of the Investor is no longer an affiliate of the existing general partner.

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3.          Enforcement of Covenants. Each member of the RCS Group agrees and acknowledges that Issuer and the Investor will be irreparably harmed if it or he violates any covenant in this Agreement and such covenant is not specifically enforced. For that reason, each member of the RCS Group further agrees that, in addition to any other relief to which Issuer and the Investor may be entitled, Issuer and the Investor shall be entitled to seek and obtain an injunction (without the requirement of posting a bond) from any court of competent jurisdiction for the purpose of restraining any further actual or threatened violation of said covenants by such member of the RCS Group. In the event Issuer or the Investor substantially prevails in enforcing its rights under any covenant of this Agreement against any member of the RCS Group in an injunctive action, then, in addition to any other remedies to which Issuer or the Investor may be entitled, it shall be entitled to an award requiring such member of the RCS Group to reimburse it for their fees and costs (including their attorneys’ fees and costs) in connection with any such action. In the event any member of the RCS Group substantially prevails in enforcing its rights under any covenant of this Agreement against Issuer or the Investor in an injunctive action, then, in addition to any other remedies to which such member of the RCS Group may be entitled, it shall be entitled to an award requiring Issuer or the Investor, as applicable, to reimburse it for their fees and costs (including their attorneys’ fees and costs) in connection with any such action.

4.          Construction of Restrictive Covenants. Because the parties desire that the provisions of this Agreement be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid or unenforceable, the same shall be deemed reformed and amended to delete herefrom that portion thus adjudicated invalid, and the deletion shall apply only with respect to the operation of said provision. The parties agree that Issuer may, in its discretion at any time (whether before or during any formal proceeding to enforce this Agreement), upon notice in writing to the RCS Group, reduce any restriction hereunder to make this Agreement enforceable to the maximum extent permissible under law. To the extent a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limiting the scope, each party agrees this Agreement shall be reformed and amended to make it enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. For example, if a court would deem the Time Limit unenforceable due to its duration, the Time Limit shall be deemed reduced in one-day increments to the minimum extent necessary to make the duration of the Time Limit enforceable.

5.          Severability. Each and every provision, obligation and covenant of this Agreement is declared to be, and shall be, fully severable and independent of one another and, except as provided in Section 5 herein with respect to restrictive covenants, the invalidation of one or more of the covenants and agreements of either Issuer or RCS Group hereunder shall not be deemed to affect the remaining validity of the other covenants and agreements of RCS Group and/or Issuer hereunder, all of which remaining covenants and/or agreements shall be enforced to the fullest extent permitted by law.

6.          Benefits of Agreement. Each and every obligation, covenant and agreement of RCS Group shall be for the benefit of (a) Issuer, (b) each Affiliate of Issuer, and (c) Investor, and Issuer and each Affiliate and Investor shall have the right to enforce the obligations of RCS Group hereunder, each Affiliate of Issuer and Investor being expressly named as a third party beneficiary of this Agreement, whether such Affiliates have existed in the past, exist now or may exist in the future.

7.          Governing Law. The parties agree that the laws of the State of New York will govern the interpretation and enforcement of this Agreement. If New York’s conflict of law rules would apply another state’s laws, the parties agree that New York law shall still govern.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, effective as of such date.

“Issuer”

RCS Capital Corporation

By:	/s/ Edward Michael Weil, Jr.
Name: Edward Michael Weil, Jr.
Title: President

“Investor”

Luxor Capital Group, LP

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel

“Parent”

RCAP Holdings, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Managing Member

“RCS CM”

RCS Capital Management, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Managing Member

“Principals”

/s/ Nicholas S. Schorsch
Nicholas S. Schorsch

/s/ William M. Kahane
William M. Kahane

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/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.

/s/ Peter M. Budko
Peter M. Budko

/s/ Brian S. Block
Brian S. Block

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